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                                                                  EXHIBIT 10.1.8

                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT ("Agreement") is entered into as of the      day of
December, 1994, by and between JONES INTERCABLE, INC. (the "Owner"), and JONES INTERACTIVE, INC., a company incorporated under the laws of Colorado (the "Interactive").

                                R E C I T A L S

     A. Interactive is engaged in the management and operation of information technology systems and has experience in all phases of such management and operations.

     B. Owner desires to obtain the benefit of the experience, knowledge, trained personnel, supervision and services of Interactive, and desires to retain Interactive, upon the terms and conditions set forth herein; and Interactive desires to promote such services, upon the terms and conditions herein after set forth.

                               A G R E E M E N T

     In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                     RETENTION OF INTERACTIVE; THE SERVICES

     1.1 Retention of Interactive. The Owner hereby retains Interactive and Interactive hereby agrees to provide services (the "Services") to the Owner upon the terms hereinafter contained until its appointment shall be terminated as hereinafter provided.
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     1.2  The Services.

     Interactive shall (subject to the overall policy and supervision of the Owner) provide and perform the Services in a diligent, professional and businesslike manner. The Services shall consist of the following:

        (a) Design, Construction and Maintenance of Software. Interactive shall be responsible for the design, construction, installation and maintenance or acquisition of all computer software, including (i) the operating systems, (ii) applications, (iii) tools and languages including data bases, interfaces and such other software as may become available over the term of this Agreement.

        (b) Design, Construction and Maintenance of Data and Voice Communications Facilities. Interactive shall be responsible for designing, constructing and maintaining all data and voice communications facilities necessary to support the employees of the Owner in utilizing the Services. This shall include all services and connections to external data resources (e.g. InterNet, Prodigy, and similar services). Interactive will, in consultation with the Owner, select all equipment and vendors in support of this data communications service.

        (c) Operation of the Data Center. For purposes of this Agreement, the term "Data Center" shall mean (i) the portion of the Owner's headquarters' premises consisting of all computer rooms, data and voice communications rooms,
(ii) all computer equipment located in central or regional sites; (iii) all equipment related to the environmental control and operational stability of the subject facility including power regulation, water detection, fire detection and suppression, access security, electrical cabling, computer cabling, including local area networks, wide area networks, data libraries, tape libraries; (iv) and all related facilities and services. Interactive shall be responsible for all aspects of the daily operation of the Data Center, including (i) hardware operations, (ii) hardware maintenance, acquisition and disposal, (iii) staffing (but not at the system level), (iv) changes and rearrangements, (v) backups and related off-site backup storage, (vi) disaster recovery planning and implementation, and (vii) all related activities necessary to the proper and effective operation of the Data Center. Notwithstanding anything in the foregoing to the contrary, the parties understand and agree that in the nonheadquarters premises of the Owner (i.e. its system offices), that Interactive's Services shall be with respect to the equipment within the computer rooms (but

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not the computer rooms themselves), nor shall Interactive be responsible for any local staffing for information services at such regional offices.

        (d) Remote Offices of Owner. With regard to remote offices, this Agreement anticipates that there will be some data processing equipment and services that will be provided by the local management of the Owner's offices. In all cases, the acquisition of such equipment will be coordinated with Interactive and will conform to and be part of the Annual Plan referenced in
Section 2.1. The intent of this Agreement is that information processing throughout the Owner's organization will be part of an overall strategy and architecture that is prepared (and revised if necessary) by Interactive for Owner's review and approval. This Agreement also anticipates that some computer and telecommunications computer rooms will be provided and staffed by the personnel of the remote offices. The Owner will take all reasonable measures to provide that such facilities are secure and environmentally safe, consistent with the housing of electronic computers and telecommunications equipment.

        (e) Help Desk and Problem Management. Interactive shall provide Help Desk (a resource for answering questions regarding the Services) and problem resolution support to all employees of the Owner as is necessary to use the software, data and voice communications, hardware, and similar related activities of the Owner. Interactive will coordinate the training of Owner's employees in all aspects associated with the Services.

        (f) Desktop Workstations. Interactive shall provide all desktop workstation support for personal computers, X-terminals, terminals, telephone devices and other similar workstation devices which either provide access to information or data held in the Data Center or provide computing capacity at an employee's desk or place of work; and

        (g) Records Management. Interactive shall implement and support records management policies and procedures necessary to insure the safe and secure electronic storage and retention of all computer-based data of the Owner as defined by the Owner. These policies and procedures will include, but are not limited to (i) security policies and procedures, (ii) backup procedures (including a comprehensive disaster recovery plan), (iii) off-site vaulting, and
(iv) data base structures and standards. Ownership of all data associated with Owner's use of Interactive's services shall remain with the Owner. Ownership of other Interactive customers' data will remain with those other customers. No data will be exchanged between customers without the express, written consent

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of all affected customers. Security of Owner's data will be the responsibility of Interactive but the integrity of such data will be the responsibility of the Owner. For this purpose, the term "integrity" refers to the accuracy of the data contained within the date base.

        (h) Consulting Service. Interactive associates will, at the Owner's request, participate in various planning, consulting, review, and other such meetings and committees outside the scope of the annual plan. Such participation will be considered a service and will be reimbursed as an employee expense as defined in Section 3.1(b).

     1.3 Miscellaneous Rights and Powers of Interactive. Subject to the terms and conditions of this Agreement, and in accordance with the respective Annual Plans pursuant to Section 2.1, Interactive shall have the right and power (in the name of the Owner or Interactive, as appropriate) to perform on behalf of Owner the following services or to cause the same to be performed:

        (a) If not provided for in an Annual Plan, the purchase or lease of property in an amount not to exceed $25,000 per item or an aggregate of $100,000 in any quarter, without the written consent of the Owner;

        (b) Enter into such contracts on behalf of and in the name of the Owner for the furnishing of utilities and maintenance of the Data Center as Interactive deems necessary for the proper operation and maintenance thereof and which are consistent with the Annual Plans, as hereafter defined.

     1.4 Performance. Interactive agrees that it shall use its best efforts to provide the Services in accordance with the standards herein set forth and consult with and keep Owner advised as to all material matters relating thereto.

     1.5 Indemnification. Interactive hereby undertakes to hold harmless and indemnify the Owner against all actions, proceedings, claims, costs, demands and expenses which may be brought against, suffered or incurred by the Owner by reason of Interactive's non-performance of its duties under the terms of this Agreement, including all legal, professional and other expenses incurred by Owner insofar as the claim shall arise from the negligence, bad faith, fraud or willful default in the performance or non-performance by Interactive of its obligations and duties under the terms of this Agreement.

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                                   ARTICLE II

                                  ANNUAL PLANS

     2.1 Annual Plan. Each year during the term of this Agreement Interactive shall prepare and submit to Owner a plan (the "Annual Plan") for that year which shall provide for a service level agreement, a development plan and a financial budget (including the Pay-Per-View and Ad Sales divisions). The Annual Plan will be presented to the Owner at least 90 days prior to the start of a new year and Owner will respond to Interactive with additions or changes at least 60 days prior to the start of the new year. The Annual Plan will also provide a forecasted general plan for the next thirty-six (36) months, including a forecast of the gross amount of capital expenditures. Any differences existing between Owner and Interactive 60 days prior to the start of the Plan year will be resolved by mutual negotiations. If, 30 days prior to the start of the Plan year the Plan has not been agreed to, the prior year's budget will be renewed for the following year, increased or decreased by the current year's Consumer Price Index - all items. This renewed budget will be in full force and effect until such time as the Annual Plan is finalized.

        (a) Each service level agreement will form the basis of understanding between Interactive and Owner for the year involved as to the level of service for (i) computer response time limits, (ii) data storage requirements, (iii) acceptable response times for service calls such as Help Desk, PC Support, Problem determination and resolution, (iv) data communications circuit performance, and (v) related performance metrics and standards associated with the efficient operation of a Data Center and related system facilities.

        (b) Each development plan prepared by Interactive will list, with associated level of effort estimates, all known outstanding requests for software acquisition, modification, development and all related software activities. Interactive will consult with Owner to establish possible priorities for these requests. Each development plan will list all associated hardware, staff, data communications, and related resources which will be required to implement the plan with costs for these items being itemized in the budget portion of the Annual Plan. If the Owner approves the development plan, the Owner must also approve all of the associated hardware, staff and related items in the budget that are necessary to support the development.

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        (c) Each annual budget will be prepared to reflect the anticipated expenses of Interactive and will be subject to the approval of Owner. The budget will also reflect the anticipated charges to all Owner-affiliated Interactive customers, including the Owner. Additionally, Interactive will maintain a budget which will be comprised of those costs associated with the current CableData customer billing system. Interactive will also provide budget figures on a fiscal as well as on a calendar basis, as needed. If the parties are not able to reach agreement on a budget, the procedure for resolution of disputes set forth in (e) below shall be followed.

        (d) Quarterly reports will be prepared by Interactive which will compare actual performance to the approved Annual Plan. This quarterly report will be presented to Owner within 30 days of the availability of appropriate data.

        (e) In case of a dispute with regard to an Annual Plan pending the settlement thereof, Interactive will be entitled to continue to provide the Services in accordance with the standards herein set forth at levels of expenditure contained in the Annual Plan for the current year. In addition, the parties agree to use their reasonable efforts to resolve such dispute promptly. If not resolved in thirty (30) days, the parties agree to submit the matter to mediation by a single mediator which they shall select. If such mediator is not selected within the ten (10) days following such thirty day period, the mediator shall be selected by the General Counsel of Owner.

        (f) Interactive shall at all times comply with the applicable Annual Plan; providing, however, that Interactive upon the written approval of Owner shall be entitled to reallocate the amount budgeted with respect to any item in such Annual Plan to another item budgeted herein. Reallocations which total less than $10,000 in the aggregate annually do not require such approval. Interactive shall be entitled to make additional reasonable and appropriate expenditures up to $25,000 not authorized under the then applicable Annual Plan in case of emergencies arising out of unforeseen circumstances. In all cases, Interactive and Owner may negotiate additional expenditures to meet changing business needs without renegotiating this entire contract or the existing Annual Plan.

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                                  ARTICLE III

                   REIMBURSEMENT OF EXPENSES; MANAGEMENT FEE

     3.1 Reimbursement of the Expenses of Interactive. In consideration of the performance of the Services, the Owner shall reimburse Interactive for those costs set forth in its Annual Plans under the categories "J250" and "C203" consisting of:

        (a) Such percentage of the costs of Interactive's corporate overhead as is fairly attributable to its services hereunder;

        (b) The cost of employees of Interactive which are provided to Owner to accomplish the objectives pursuant to Agreement. Such reimbursements shall be at cost and shall include all direct and indirect charges (including reasonable allowances for overhead costs), and all related out-of-pocket costs and expenses properly and necessarily incurred by Interactive in performing its services hereunder;

        (c) All other out-of-pocket costs and expenses properly and necessarily incurred by Interactive in performing its services hereunder;

        (d) All expenses incurred in the providing of the services outlined in this Agreement [including an allocation of hardware and equipment expenses;]

        The total of (a) through (d) above is herein referred to as "Interactive's Costs"

     3.2 Monthly Reimbursement. Interactive's Costs shall be calculated and reimbursed monthly.

     3.3 Management Fee. For its services under this Agreement, Interactive shall be entitled to receive a fee (the "Management Fee"). The management fee shall be 10% of Interactive's Costs, exclusive of those costs which are set forth in an Annual Plan as relating to certain equipment owned by Owner and designated in the Annual Plan under the category "C203". The Management Fee shall be calculated and payable monthly.

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                                   ARTICLE IV

                          TERM AND TERMINATION RIGHTS

     4.1 Term. The term of this Agreement shall commence on the date first above written and shall expire at midnight on November 30, 2004. Thereafter, this Agreement shall be renewable from year to year unless terminated by either party upon 90 days notice given in any such year.

     4.2 Defaults by Interactive. The following events shall constitute defaults by Interactive under this Agreement:

        (a) Interactive shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Interactive and any such default shall continue for a period of thirty (30) days after notice thereof to Interactive; or

        (b) If Interactive shall apply for or consent to the appointment of a receiver, trustee or liquidator of Interactive or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, making a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Interactive in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Interactive a bankrupt or insolvent or approving a petition seeking reorganization of Interactive or appointing a receiver, trustee or liquidator of Interactive or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

        Upon the occurrence of (a) or (b) above, Owner shall have the right to terminate this Agreement effective upon ten (10) days written notice.

     4.3 Defaults by Owner. The following events shall constitute defaults by Owner under this Agreement:

        (a) Owner shall, without fault of Interactive, fail to keep, observe or perform any material covenant, agreement, term or provision of this

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Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after notice thereof by Interactive;
or

        (b) If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner of all or a substantial part of the assets of Owner and such order, judgment or decree shall continue unstayed and in effect for any period of ten (10) consecutive days.

        Upon the occurrence of (a) or (b), above, Interactive shall have the right to terminate this Agreement effective upon ten (10) days written notice.

     4.4 Effect of Termination.

        (a) The termination of this Agreement under the provision of this Article shall not affect the rights of a party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall such termination affect the rights of a party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.

        (b) In the event of termination of this Agreement, all sums due to Interactive pursuant to Article III hereof, shall be calculated as of the date of such termination and shall be paid by Owner within ten (10) days of such termination.

     4.5 Remedies Cumulative. Neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

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                                   ARTICLE V

                                   ASSIGNMENT

     5.1 Consent Required. Neither party shall assign this Agreement without the prior written consent of the other. It is understood and agreed that any consent granted to any assignment shall not be deemed a waiver of the covenants herein contained against assignment in any subsequent case.

     5.2 Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, permitted successors and assigns.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Non-Exclusivity. Nothing herein contained shall prevent Interactive or any of its Affiliates (the "interested party") from (i) selling goods or services or otherwise contracting or entering into any transaction with the Owner or others or (ii) from being interested in any such transaction, and the interested party shall not be called upon to account in respect of any such contract or transaction or benefit derived therefrom. Interactive will develop computer related software products on behalf of the Owner. If a product is so developed and paid for by the Owner, and is deemed to have value to third parties, Interactive will obtain approval from the Owner before marketing such product and the parties will negotiate in good faith for fair and reasonable compensation to the Owner for any sales of such product.

     6.2 Force Majeure. Interactive shall not be responsible for the loss of or damage to any property of the Owner or for any failure to fulfill its duties hereunder if such loss damage or failure shall be caused by or directly or indirectly due to war damage, enemy action, the act of any Government or other authority, riot, civil commotion, rebellion, storm, tempest, accident, fire, lockout, strike or other cause whether similar or not beyond the control Interactive provided that Interactive shall use its reasonable efforts to minimize the effects of the same.

     6.3 Confidentiality. Neither of the parties hereto shall (except under compulsion of law), either before or after the termination of this

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Agreement, disclose to any person not authorized by the relevant party to receive the same any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use all reasonable endeavors to prevent any such disclosure as aforesaid.

     6.4 Delays. No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     6.5 Amendments. Any provision of this Agreement may be amended only if the parties so agree in writing.

     6.6 Illegality. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, both of which when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

     6.8 Notices. Any notice by either party to the other shall be in writing and shall be given, and be deemed to have been duly given, if either delivered personally, telecopied or mailed to the address of such party set forth below. Either party may at any time change the address for notices to such party by delivery or mailing, as aforesaid, of a notice stating the change and setting forth the changed address. Such notices shall be sent as follows:

    If to Owner, to:         Jones Intercable, Inc.
                             9697 East Mineral Avenue
                             P.O. Box 3309
                             Englewood, Colorado 80155-3309
                             Attention: President
                             Telephone: (303) 792-3111

    Copy to:                 General Counsel

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    If to Interactive, to:   Jones Interactive, Inc.
                             9697 East Mineral Avenue
                             P.O. Box 3309
                             Englewood, Colorado 80155-3309
                             Attention: President
                             Telephone: (303) 792-3111

    Copy to:                 General Counsel

     6.9 No Partnership or Joint Venture; Agency. In the performance of its duties hereunder, Interactive shall act solely as agent of Owner. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between the Owner and Interactive.

     6.10 Understanding and Agreements. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

     6.11 Headings and References. The Article and Clause headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. Except as otherwise specifically indicated, all references to Clause and Article numbers refer to Clause and Article numbers of this Agreement, and the words "herein," "hereunder," "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular section or subdivision thereof.

     6.12 Third Parties. None of the obligations hereunder of either party shall run to, operate for the benefit of, or be enforceable by any party other than the parties to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

     6.13 Law of the Contract. This Agreement shall be governed by and construed in accordance with the laws of Colorado.

          IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

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                                            JONES INTERCABLE, INC.

                                            By:_________________________

                                            JONES INTERACTIVE, INC.

                                            By:_________________________

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